SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
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      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              Golden Telecom, Inc.
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                (Name of Registrant as Specified In Its Charter)


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

                              GOLDEN TELECOM, INC.
               Representative Offices of Golden TeleServices, Inc.
                          12 Trubnaya Street, 8th Floor
                              Moscow, Russia 103045

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 26, 2001
                             London, United Kingdom

                                                                    May 22, 2001

To the Stockholders of Golden Telecom, Inc.

      The 2001 annual meeting of stockholders of Golden Telecom, Inc. (the "Company" or "GTI") will be held at Le Meridien Grosvenor House, Park Lane, London, England, W1A3AA on June 26, 2001 at 10:00 a.m. local time, to consider and act on the following matters:

      1.    The election of nine directors for a term of one year (Item No. 1);

      2. Ratification of the selection of the auditors of the Company for fiscal year 2001 (Item No. 2); and

      3. Approval of an amendment to the 1999 GTI Equity Participation Plan (Item No. 3).

      Stockholders of record at 5:00 p.m. Eastern Standard Time on May 15, 2001 will be entitled to vote at the meeting. Please note that the address for the meeting site as listed above supercedes the address as listed in the Annual Report accompanying this Proxy Statement. If you will need special assistance at the meeting because of a disability, please notify the Office of the General Counsel of the Company at the Representative Offices of Golden TeleServices, Inc., 12 Trubnaya Street, 8th Floor, Moscow, Russia 103045. A list of stockholders entitled to vote at the meeting may be examined at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 12 Trubnaya Street, 8th Floor, Moscow, Russia 103045.

                                        By Order of the Board of Directors


                                        JEFFREY A. RIDDELL
                                        Secretary

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   IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE
     THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
                WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
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

                               TABLE OF CONTENTS

Introduction ..............................................................    1
Proxies and Voting Procedures .............................................    1
Proposals to be Voted Upon ................................................    2
      Item One. Election of Directors .....................................    2
          Board of Directors ..............................................    2
          Compensation of Directors .......................................    5
          Meetings and Committees of the Board of Directors ...............    5
      Item Two. Ratification of Auditors ..................................    6
          Report of the Audit Committee ...................................    7
      Item Three. Amendment to the 1999 GTI Equity Participation Plan .....    8
          Rationale for Amending the Equity Participation Plan ............    8
          Description of the Equity Participation Plan ....................    8
Common Stock Ownership of Certain Beneficial Owners and Management ........   11
Executive Officers ........................................................   12
Executive Compensation ....................................................   13
      Summary Compensation Table ..........................................   13
      Option/SAR Grants in Last Fiscal Year ...............................   14
      Aggregate Option Exercises ..........................................   14
      Stock Related Compensation ..........................................   14
Report of the Compensation Committee on Executive Compensation ............   15
Employment Contracts, Termination of Employment, and Change of Control ....   17
Performance Graph .........................................................   18
Certain Relationships and Related Transactions ............................   18
Section 16(a) Beneficial Ownership Reporting Compliance ...................   20
Other Business That May Properly Come Before the Annual Meeting ...........   21
Cost and Method of Proxy Solicitation .....................................   21
Date for Submission of Stockholder Proposals for the 2001 Annual Meeting ..   21
Annual Report and Other Matters ...........................................   21
Exhibit A: Charter of the Audit Committee .................................   22

                              GOLDEN TELECOM, INC.
               Representative Offices of Golden TeleServices, Inc.
                          12 Trubnaya Street, 8th Floor
                              Moscow, Russia 103045

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 26, 2001

                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Golden Telecom, Inc. (the "Company" or "GTI") of proxies to be voted at the annual meeting of stockholders to be held at Le Meridien Grosvenor House, Park Lane, London, England, W1A3AA on June 26, 2001 at 10:00 a.m. (the "Annual Meeting"). Enclosed with this Proxy Statement is notice of the Annual Meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the Representative Offices of Golden TeleServices, Inc., 12 Trubnaya Street, 8th Floor, Moscow, Russia 103045, on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is May 22, 2001.

                          PROXIES AND VOTING PROCEDURES

      Shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies.

      Stockholders of record (the "Stockholders") at 5:00 p.m. Eastern Standard Time on May 15, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. On May 15, 2001, the Company had outstanding 24,621,958 shares of Common Stock, with each share representing one vote.

      If you return your signed proxy to the Company before the Annual Meeting, GTI will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from each of the proposals. The proposals will be presented at the Annual Meeting by management.

      If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Directors" below; and "FOR" each of the Proposals.

      The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item No. 1 on your proxy). The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required to ratify the Board of Directors' appointment of Ernst & Young (CIS) Limited as the Company's independent public accountants for 2001 (Item No. 2 on your proxy) and to approve the amendment to the 1999 GTI Equity Participation Plan as adopted by the Compensation Committee of the Board of Directors (Item No. 3 on your proxy).

      With respect to the proposals to ratify the Board of Directors' appointment of Ernst & Young (CIS) Limited as the Company's independent public accountants for 2001 and to approve the amendment to the 1999 GTI Equity Participation Plan, the affirmative votes must constitute at least a majority of the required quorum. The required quorum is a majority of the outstanding shares of voting stock of GTI. GTI intends to count abstentions both for


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

purposes of determining presence or absence of a quorum and in the total number of shares represented and voting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal.

      The nominees for director receiving the highest number of affirmative votes will be elected. Therefore, votes against a nominee or votes withheld have no legal effect. Unless authority to vote is withheld or another contrary instruction is indicated, properly executed proxies received by GTI prior to or at the Annual Meeting will be voted FOR the election of the nominees listed on the following pages. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxyholders named in the proxy will vote for substitute nominees at their discretion.

      Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on at a meeting, but fail to vote on certain other matters because they are not permitted to vote on such matters in the absence of instructions from the beneficial owners of shares. Broker non-votes, if any, with respect to a proposal will not be counted for purposes of determining the presence or absence of a quorum, and will not be counted as shares represented and voting with respect to that proposal. A broker non-vote will have the same effect as a vote against any proposal other than the election of directors and will have no effect on the outcome of the election of directors.

                           PROPOSALS TO BE VOTED UPON

                         ITEM NO. 1 ON YOUR PROXY CARD:
                              ELECTION OF DIRECTORS

The Board of Directors

      The size of the Company's Board of Directors is currently set at nine directors. There is currently one vacancy on the Board. At the Annual Meeting, nine directors will be elected. Each director will serve until the next annual meeting of the stockholders or until the director is succeeded by another qualified director who has been elected. Each of the nominees, except Stan Abbeloos, is now a member of the Board of Directors of the Company and each of the nominees has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement. The following section sets forth the name and principal business occupation or employment of each of these nominee directors.

Stan M. Abbeloos                                                          Age 48

Stan M. Abbeloos was appointed GTI's Chief Operating Officer in June 1999. Prior to this appointment, Mr. Abbeloos served in various operating divisions of the Company's subsidiaries and joint ventures: as General Director of Sovam Teleport (GTS-CIS) from October 1997, as Deputy General Director of TeleRoss from October 1998 and as Commercial Director of Sovintel from July 1996 until October 1997. From 1991 through July 1996, Mr. Abbeloos worked for Alcatel as General Director of LenBell, a joint venture between Alcatel and Krasnaya Zaria, which produces and sells Alcatel's switching and transmission equipment in Russia.

Tigran Agadzhanov                                                         Age 36

Tigran Agadzhanov was elected to GTI's Board of Directors in May 2001. Since February 1999, Mr. Agadzhanov has acted as a Managing Director of Alfa Bank. As Managing Director, Mr. Agadzhanov is responsible for the day-to-day interaction with, and management of, investments made by Alfa Bank into a number of consumer goods and industrial companies. Prior to joining Alfa Bank in 1999, from June 1994 until July 1998, Mr. Agadzhanov served as Chief Operating Officer of Kommersant Holding, a major publishing company based in Moscow.

Robert J. Amman                                                           Age 63

Robert J. Amman joined GTI's Board of Directors as Chairman in September 2000 and has served on the Company's Executive Committee and Compensation Committee since his appointment to the Board. Mr. Amman has been a member of Global TeleSystems' ("GTS") Board of Directors since May 1998 and became President and Chief Operating Officer of GTS in April 1999 and Chairman and Chief Executive Officer of GTS in September 2000. Before his work at GTS, his most recent operating experience in telecommunications was as vice chairman


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

and chief operating officer of First Financial Management Corporation from 1994 to 1995, where he had responsibility for the U.S.$2 billion Merchant Service Group. Mr. Amman was president and chief executive officer of Western Union from 1988 to 1994, where he was responsible for turning an unprofitable telecommunications company into a highly profitable, rapidly growing U.S.$900 million revenue company, which was sold to First Financial. From 1995 to 1998, Mr. Amman was chairman, chief executive officer and president of John H. Harland Company. His earlier positions were as president of Bunker Ramo, senior vice president of Mohawk Data Science Corporation, and president and chief executive officer of Wiltek. He began his career with Bell Laboratories.

Petr Aven                                                                 Age 46

Petr Aven was elected to GTI's Board of Directors as Chairman in May 2001. Since October 1994, Mr. Aven has served as President of Alfa Bank. As President, his major responsibilities include strategic planning as well as business and government relations in Russia and in the other countries where the bank operates. Mr. Aven also currently serves as the Chairman of the Board of STS Television. Prior to his employment with Alfa Bank, Mr. Aven acted as a financial consultant specializing in financial instruments of the Russian Federation in a consultancy that he established. From November 1991 until his resignation in December 1992, Mr. Aven served as the Minister of Foreign Economic Relations of the Russian Federation. Prior to his appointment as Minister, Mr. Aven was employed as a principal researcher at the International Institute for Applied System Analysis (IIASA) in Laxenburg, Austria where his major projects included the methodology of socio-economic comparisons, comparative economics, and economic reforms in centrally planned economies. Prior to this period, from 1981 to 1989, Mr. Aven served as a research scholar at the Institute for Systems Studies of the USSR Academy of Sciences where he advised the administration of Mikhael Gorbachev. Among his other activities, Mr. Aven has acted as a guest professor and lecturer at numerous universities, including Yale University, Bar-Elan University (Israel), and the University of Glasgow and has published two books on econometrics and on economic reform and numerous articles in Russian and international journals, including "Communist Economies and Economic Transformation", "Economic Policy." Yale University Press and the Kiel Institute of World Economics, and other scientific and academic institutes have published Mr. Aven's monographs.

Michael Calvey                                                            Age 34

Michael Calvey was elected to the GTI Board in May 2001. Mr. Calvey is Managing Partner of Baring Vostok Capital Partners and a Senior Partner and member of the Executive Committee of Baring Private Equity Partners Limited. Mr. Calvey has been working in Moscow on the First NIS Regional Fund since its inception in 1994 as the co-head of the investment team. In December 2000, he led the creation of the Baring Vostok Private Equity Fund, the first significant new direct investment fund raised in Russia since the 1998 crisis. He is the Chairman of the investment committee for both the NIS Fund and the Baring Vostok Fund, and has been directly or indirectly involved in most of the investments of both funds since inception. Prior to his involvement with the First NIS Regional Funds, Mr. Calvey worked at the European Bank for Reconstruction and Development
(EBRD), where he was responsible for several of EBRD's investments in the oil and gas sector in Russia. Prior to his engagement with EBRD, he worked at Salomon Brothers, Inc. in New York in the Oil & Gas team on a variety of corporate finance and mergers and acquisitions assignments.

Ashley Dunster                                                            Age 38

Ashley Dunster was elected to GTI's Board of Directors in January 2000. Mr. Dunster has served as a member of the Board's Audit Committee and as Chair of the Compensation Committee since being elected a Director. Mr. Dunster is Vice President of Global Private Equity for Capital International Research, Inc., a subsidiary of The Capital Group Companies, Inc. Mr. Dunster is responsible for private equity investments in Eastern Europe and Africa. Prior to joining Capital International Research in 1997, Mr. Dunster spent four years at the European Bank for Reconstruction and Development (EBRD) where he was a principal banker in the Early Stage Equity Team, with private equity responsibilities covering Russia, Kazakhstan, Hungary and Slovenia.

Izzet Guney                                                               Age 42

Izzet Guney was elected to GTI's Board of Directors in January 2000 and to the Board's Compensation Committee in May 2001. Mr. Guney has served as Chair of the Board's Audit Committee since being elected a Director. Mr. Guney is the Director of the EBRD Telecoms, Informatics, Media (TIM) Sector and has worked for the ERBD since 1997. Mr. Guney is responsible for the overall supervision of origination, structuring and execution of deals in EBRD's Region for the TIM sector. Prior to joining EBRD, Mr. Guney served as Vice President of Corporate Development of Paging Network (PageNet) International and Executive Director of SBC Communications from 1995 to 1996, as Director from 1994 to 1995.

Andrey Kosogov                                                            Age 40

Andrey Kosogov was elected to GTI's Board of Directors in May 2001 and to the Board's Executive Committee in May 2001. Mr. Kosogov is the First Deputy Chairman of the Executive Board of Alfa Bank in Moscow since July of 1998. In that position he oversees the investment activities of Alfa Bank, including the Equity Sales and Trading Division, Fixed Income Division, Corporate Finance Division, Financial Operations Division, Asset Management Division and Merchant Banking Division. Prior to his appointment as First Deputy Chairman at the Bank, Mr. Kosogov acted as the Chairman of the Board of Directors of Alfa Capital a Moscow-based fund management company that Mr. Kosogov established in December 1992.

Stewart P. Reich                                                          Age 57

Stewart P. Reich was elected to GTI's Board of Directors in June 1999 and became President and Chief Executive Officer of GTI in June 1999. Mr. Reich has served on the Board's Executive Committee since January 2000. Prior to joining the Company as President and Chief Executive Officer, Mr. Reich was with GTS as President/GTS-CIS from September 1997 until September 1999. Prior to joining GTS, Mr. Reich completed 34 years of service with AT&T. His last assignment was from September 1992 to August 1997 as President of Utel, a joint venture of AT&T, Deutsche Telekom, PTT Telecom (Netherlands) and Ukrtelekom, a Ukrainian company which provides international and domestic services in Ukraine.

      On May 11, 2001, Global TeleSystems, Inc. ("GTS"), our then majority shareholder which held approximately 62% of our outstanding common stock, completed its sale of 12.2 million shares, or approximately 50%, of our common stock to a group of investors including Alfa Telecom Limited, an affiliate of Alfa Bank, and investment funds managed by Baring Vostok Capital Partners ("Baring Vostok") and Capital International Global Emerging Markets Private Equity Fund L.P. ("Capital"). As a result of the transaction, Alfa Telecom Limited acquired approximately 10.7 million shares -- a 43.6% stake in the Company. Current shareholders, Baring Vostok and Capital, who together previously owned approximately 10.5% of the Company, increased their current shareholding to approximately 7.6% and 8.8%, respectively. As part of the transaction, these investors also acquired options enabling them to acquire most of GTS' remaining approximately 11.6% stake under certain limited circumstances.

      In connection with the transaction, Alfa Telecom Limited designated three persons to be elected to the Board and the Board duly elected Petr Aven, President, Alfa Bank; Andrey Kosogov, First Deputy Chairman of the Executive Board, Alfa Bank; and Tigran Agadzhanov, Senior Vice President, Alfa Bank as Directors of the Company. To make room on the Board, Grier C. Raclin, Stewart Paperin, Robert A. Schriesheim, and Jeffrey H. Von Deylen resigned. Michael Calvey, Managing Partner of Baring Vostok was also appointed to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES (ITEM NO. 1 ON YOUR PROXY)

Compensation of Directors

      Each non-employee member of GTI's Board of Directors will receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors will receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members will also receive a fee of $750 for each Board committee meeting attended in person and a fee of $500 for each Board committee meeting attended by telephone. However, Board committee fees will not be paid if the meeting is held on the same day as a Board meeting.

      Directors who are also GTI employees have waived their rights to all forms of Director compensation, including rights to stock options, which is in line with our company policy. Mr. Dunster has also waived his rights to all forms of Director compensation, including rights to stock options, which is in line with the policy of Capital International Research, Inc.

Meetings and Committees of the Board of Directors

      Board of Directors. The Board of Directors met eight times and acted through unanimous written consents four times during the year ended December 31, 2000. During 2000, each of the incumbent directors attended, in person or by telephone, 75 percent or more of the meetings of the Board of Directors and 75 percent or more of the meeting of the committees on which each director served.

      The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee.

      Executive Committee. During the fiscal year ended December 31, 2000, the Executive Committee of the Board of Directors did not meet. The principal responsibility of the Executive Committee is to have and exercise all the powers of the Board of Directors when the Board is not in session, so far as such may be delegated in accordance with law, except that the Committee may not take any final action to: amend the Certificate of Incorporation or Bylaws; elect directors to fill vacancies or newly created directorships on the Board of Directors; fix the compensation of Directors for services in any capacity; fill vacancies on the Committee or change its membership; declare dividends (unless authorized by resolution of the Board of Directors); exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company's property and assets; recommend to the stockholders a plan of dissolution of the Company or a revocation of a dissolution; and adopt an agreement of merger or consolidation for the Company.

      The current members of the Executive Committee are Messrs. Robert J. Amman, Andrey Kosogov, and Stewart P. Reich.

      Audit Committee. During the fiscal year ended December 31, 2000 the Audit Committee of the Board of Directors held six meetings and did not take any actions by written consent. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing (1) proposed financial plans; (2) the financial information provided to shareholders and others; (3) systems of internal controls that management and the Board of Directors have established; and (4) the audit process, including both internal and external audits. The Audit Committee interacts with the independent auditor to ensure the independent auditor's ultimate accountability to the Board and the Committee, as representatives of the shareholders and to exercise, as appropriate, the authority and responsibility of the Board and the Committee to select, evaluate, and where appropriate, replace the independent auditor or to nominate an independent auditor for shareholder approval in any proxy statement. A Report from the Audit Committee is contained herein in the section following Item No. 2 on your Proxy Card, Ratification of Appointment of Auditors.

      The current members of the Audit Committee are Messrs. Izzet Guney (Chair) and Ashley Dunster. On May 11, 2001, Mr. Von Deylen resigned from the Board of Directors. As a result there is currently one vacancy on the Audit Committee.

      Independence of the Audit Committee. The National Association of Securities Dealers, as a condition for quotation on the Nasdaq, requires the Company to comply with the Nasdaq's Marketplace Rules. One such rule requires the Company to certify that it has and will continue to have an audit committee comprised of at least three members, each of whom is independent, as defined by the Marketplace Rules. Notwithstanding this rule, under exceptional and limited circumstances, the Board may determine that the best interests of the Company and its shareholders require the appointment to the Audit Committee of one director who is not independent. In the year 2000, Mr. Von Deylen, the Senior Vice President for Finance at GTS, served on our Audit Committee. Because of his affiliation with GTS, Mr. Von Deylen was not considered to be independent. He was appointed to the Audit Committee because of his familiarity with U.S. Generally Accepted Accounting Principles as applicable to the telecommunications industry. On May 11, 2001, Mr. Von Deylen resigned from the Board of Directors.

      Compensation Committee. During the fiscal year ended December 31, 2000, the Compensation Committee of the Board of Directors held four meetings and acted by written consent in lieu of a meeting on two occasions. The primary purpose of the Compensation Committee is to insure that the compensation practices and policies of the Company are consistent with and serve the best interests of the Company's shareholders. To this end, the Committee develops and approves the compensation arrangements of the officers of the Company, grants options under the Company's Equity Participation Plan, approves the compensation of, and makes recommendations to the full Board of Directors regarding certain benefits provided to, and compensation plans applicable to the CEO and those individuals whose cash compensation might reasonably be expected to be among the top four most highly paid individuals. In addition, the Committee acts as the Stock Option Administrator as defined in and pursuant to the Company's Equity Participation Plan with regard to stock option grants. A Report from the Compensation Committee is contained herein after the discussion of executive compensation.

      The current members of the Compensation Committee are Messrs. Ashley Dunster (Chair), Robert J. Amman and Izzet Guney.

                         ITEM NO. 2 ON YOUR PROXY CARD:
                     RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has selected Ernst & Young (CIS) Limited ("Ernst & Young"), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001 and recommends that the stockholders ratify such election.

      The submission of the appointment of Ernst & Young is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Ernst & Young shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

      A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS (ITEM NO. 2 ON YOUR PROXY)

Report of the Audit Committee

      In accordance with its written charter adopted by the Board of Directors a copy of which is attached to this Proxy Statement as Exhibit A, the Audit Committee assists the Board in fulfilling the Board's responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices and processes of the Company. The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with United States generally accepted accounting principles, communicating their judgments as to the quality, not just the acceptability, of the Company's accounting principles and reporting such other matters as required to be discussed with the Audit Committee under generally accepted auditing standards.

      In this context the Audit Committee has met and held discussions with management and the Company's independent auditors. Management, which has primary responsibility for the financial statements and reporting process, represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent auditors their independence and considered the compatibility of non-audit services with the accountant's independence. An outline of the fees billed by Ernst & Young for the fiscal year ended December 31, 2000 is contained below. Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

      Audit Fees. Ernst & Young's fees for the fiscal year ended December 31, 2000 for professional services rendered in connection with the audit of the Company's annual financial statements were $424,000.

      Audit Related Fees. Ernst & Young's fees for the fiscal year ended December 31, 2000 for other professional services related to the audit of the Company's annual financial statements and registration statements filed by the Company during the fiscal year were $24,000.

      Financial Information Systems Design and Implementation Fees. Ernst & Young did not deliver any professional services for financial information systems design or implementation to the Company in the fiscal year ended December 31, 2000.

      All Other Fees. Ernst & Young fees for the fiscal year ended December 31, 2001 for services rendered by the principal accountant not including the services described under the captions Audit Fees, Audit Related Fees, and Financial Information Systems Design and Implementation Fees, as set forth above, were $244,000.

Submitted by the Audit Committee of the Board of Directors

Mr. Izzet Guney (Chair)
Mr. Ashley Dunster
Mr. Jeffrey Von Deylen (resigned May 11, 2001)

                         ITEM NO. 3 ON YOUR PROXY CARD:
               AMENDMENT TO THE 1999 GTI EQUITY PARTICIPATION PLAN

      Rationale for Amending the 1999 GTI Equity Participation Plan. The purposes of the 1999 GTI Equity Participation Plan (the "Equity Plan"), approved by the shareholders in May 2000, are as follows:

      o To provide an additional incentive for directors, key employees, and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of company stock and/or rights which recognize the growth, development and financial success of the Company; and

      o To enable the Company to obtain and retain the services of directors, key employees, and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which recognize the growth, development and financial success of the Company.

      To this end, in accordance with Article 2.1 of the Equity Plan, the Company has reserved 4,023,551 shares of the Company's common stock that may be issued upon exercise of options or grants of restricted stock, or the granting of other similar awards under the Equity Plan. At the time the Equity Plan was adopted, the number of shares available for issuance under the Equity Plan was calculated as 15% of the issued and outstanding shares on a fully diluted basis. Since the adoption of the Equity Plan and not including restricted stock held in escrow by the Company, the Company has issued an additional 1,679,872 shares of common stock in connection with fund raising activities and acquisitions. In order to preserve the 15% ratio referenced above, it is proposed that the shareholders approve a resolution adopted by the Company's Compensation Committee whereby Article 2.1 of the Equity Plan shall be amended as follows:

      "2.1 Shares Subject to Plan.

            (a) The shares of stock subject to Awards shall be Common Stock, initially shares of the Company's Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed 4,320,000, of which no more than 432,000 shares shall be issued with respect to Incentive Stock Options. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares."

Description of the Golden Telecom, Inc. Equity Participation Plan

      Prior to the Company's initial public offering (the "IPO"), the independent directors on the compensation committee of GTI's parent company and, at the time, the Company's sole shareholder, and GTI's Board of Directors approved the 1999 GTI Equity Participation Plan. A total of 4,023,551 shares of Common Stock were reserved for issuance under the Equity Plan and it is now proposed that the amount reserved for issuance be increased to 4,320,000. The principal purposes of the Equity Plan are outlined above. The Equity Plan is also intended to assist the Company in attracting and retaining qualified independent directors (that is, directors who are not employed by the Company and may be categorized as independent in accordance with NASD rules and applicable securities and tax legislation), by providing for the grant of options to independent directors.

      Under the Equity Plan, not more than 4,023,551 shares of Common Stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options or upon vesting of restricted or deferred stock awards. If the current proposal is approved by the necessary shareholder vote an additional 296,449 shares of Common Stock (subject to antidilution and other adjustment provisions) will be available for issuance upon exercise of options or granting of restricted stock, such that, in the aggregate, not more than 4,320,000 shares of Common Stock (subject to antidilution and other adjustment provisions) will be authorized for issuance upon exercise of options or upon vesting of restricted or deferred stock awards. Of these 4,320,000 shares, not more than 432,000 will be designated for issuance solely pursuant to Incentive Stock Options, which are described below. The maximum number of shares, which may be granted as options and restricted stock granted under the Equity Plan to any individual in any calendar year cannot exceed 750,000 (subject to antidilution and other adjustment provisions).

      The principal features of the Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the Equity Plan. The full Equity Plan, which was filed as an exhibit to the registration statement dated September 30, 1999, has been amended and was attached as an Appendix to the GTI 2000 Proxy Statement.

      Administration. The Compensation Committee of the Board of Directors or another committee or subcommittee appointed under the terms of the Equity Plan (the "Committee") which other committee or subcommittee consists solely of two or more members of the Board of Directors, each of whom is both a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (which is referred to as the "Exchange Act") and an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code (which is referred to as the "Code"), will administer the Equity Plan with respect to grants to GTI's employees or consultants and the full Board of Directors will administer the Equity Plan with respect to options granted to independent directors.

      Notwithstanding the foregoing, the full Board of Directors may administer the Equity Plan with respect to grants to GTI's employees or consultants, except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code are required to be determined by the Committee.

      Subject to the terms and conditions of the Equity Plan, the Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, to interpret the provisions of the Equity Plan, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to grants or awards made to employees or consultants. The Committee (and the Board of Directors) is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan. Notwithstanding the foregoing, the Board shall conduct the general administration of the Equity Plan with respect to options granted to independent directors.

      Eligibility. Options and restricted stock under the Equity Plan may be granted to individuals who are GTI's employees, directors or consultants (or employees or consultants of any of GTI's current or future subsidiaries) selected by the Committee for participation in the Equity Plan. In addition, the Equity Plan provides for certain periodic grants of non-qualified stock options to independent directors. Approximately 50 employees and consultants and seven of the director nominees are eligible for participation.

      Independent Directors. The Equity Plan provides for periodic grants of non-qualified stock options to independent directors. Each person who is elected to serve as an independent director will receive, as of the date of such election, an option to purchase 10,000 shares of Common Stock, and will receive an option to purchase 2,500 shares of Common Stock on a date which occurs during the first quarter of each calendar year after such initial election. Each such option will have a per-share exercise price equal to the fair market value per share at the close of the trading day previous to the day that the option is granted. Each such option will become exercisable in accordance with the terms of the Equity Plan. No portion of an option granted to any independent director shall be exercisable ten years from the date of grant or, except under certain circumstances, after the termination of the independent director's services as GTI's director.

      Awards Under the Equity Plan. The Equity Plan provides that the Committee may grant or issue stock options and restricted stock, or a combination thereof, to any eligible employee, director or consultant. Each such award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, which price may be less than Fair Market Value on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee. Notwithstanding the foregoing, NQSOs granted to independent directors shall be subject to the terms described above. The market value of the securities underlying the options is variable, based on the Fair Market Value of the securities.

      Incentive Stock Options ("ISOs") are designed to comply with certain restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs (1) must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant (2) may only be granted to employees (3) must expire within a specified period of time following the optionee's termination of employment and (4) must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them for treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of GTI's classes of stock, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. No ISOs have been granted at this time.

      Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends in escrow prior to the time when the restrictions lapse.

      GTI cannot determine the amounts of awards under the Plan that will be granted under the Equity Plan or the benefits thereof to the executive officers named in the Summary Compensation Table herein, the executive officers as a group, and employees who are not executive officers as a group because, under the Equity Plan, the number of awards to be granted is within the discretion of the Committee. GTI also cannot determine the number of options to be granted under the Equity Plan to the non-employee directors as a group because such number is dependent upon, among other things, whether any new directors are appointed or elected to the Board. GTI also cannot provide disclosure on the dollar value of options or restricted stock as the price of stock varies according to market fluctuation. As of May 15, 2001, the Company has granted 141,961 shares of restricted stock and has 3,390,000 outstanding option awards.

      Securities Laws. The Equity Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. To the extent permitted by applicable law, the Equity Plan and options or restricted stock granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

      General Federal Tax Consequences. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options and restricted stock under the Equity Plan are generally not taxable at the time of grant but are taxable under Section 83 of the Code upon their receipt of Common Stock or cash with respect to the exercise or vesting of such awards or grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to these recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable at the time of grant or on their receipt of Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, GTI is not entitled to income tax deductions with respect to such exercises.

      Section 162 (m) Limitation. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (that is, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Under an Internal Revenue Code Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the Equity Plan will not be subject to Section 162(m) until the transition date, which is the earliest of (1) the material modification of the Equity Plan; (2) the issuance of all Common Stock and other compensation that has been allocated under the Equity Plan; or (3) the first meeting of shareholders at which directors are to be elected that occurs after December 31, 2002. After this transition date, rights and awards granted under the Equity Plan, other than options will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights and awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by GTI's shareholders. GTI has attempted to structure the Equity Plan in such a manner that, after the transition date discussed above the remuneration attributable to stock options which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. GTI has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE AMENDMENT TO THE 1999 GTI EQUITY PARTICIPATION PLAN (ITEM NO. 3 ON YOUR PROXY)

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Common Stock and rights to acquire Common Stock by stockholders that own five percent or more of the Common Stock, by each of the Company's directors and executive officers, and all the Company's directors and executive officers as a group. For the purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" of any shares as of a date when such person or group has the right to acquire or vote such shares within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Percentages of shares owned are based on the 24,621,958 shares of Common Stock issued and outstanding at May 15, 2001.

                                                         Numbers of          Percentage
                                                    Shares Beneficially     Beneficially
Name of Beneficial Owner                                   Owned               Owned
------------------------                            -------------------     ------------
Alfa Telecom Limited ..............................     10,731,707(1)          43.59
    PO Box 3339 Geneva Place
    333 Waterford Drive
    Road Town, Tortola
    British Virgin Islands

European Bank of Reconstruction and Development ...      3,003,564             12.20
    One Exchange Square
    London EC2A 2JN

Global TeleSystems Europe Holdings B.V ............      2,861,206             11.62
    Avioport, Evert van de Beekstraat 314,1118
    CX Schiphol Airport, Netherlands (2)

Capital International Global Emerging Markets
    Private Equity Fund L.P. ......................      2,166,405(3)           8.80
    c/o Capital International, Inc.
    11100 Santa Monica Boulevard Suite 1500
    Los Angeles, California 90025

First NIS Regional Fund SICAV (5) .................        721,535(4)           2.93
    c/o Bank of Bermuda (Luxemburg) S.A.
    13 rue Goethe
    B.P. 413
    L-2014 Luxemburg (6)(7)

Cavendish Nominees Limited ........................      1,205,299(4)           4.90
    c/o International Private Equity Services
    13-15 Victoria Road, P.O. Box 431
    St. Peter Port
    Guernsey, Channel Islands, GY1 3ZD (5)(6)(7)

Stan M. Abbeloos ..................................         19,673                (8)

                                                                    Numbers of        Percentage
                                                               Shares Beneficially   Beneficially
Name of Beneficial Owner                                              Owned              Owned
------------------------                                       -------------------   ------------
Tigran Agadzhanov .............................................           --              --

Robert J. Amman ...............................................           --              --

Petr Aven .....................................................           --              --

Michael Calvey (7) ............................................           --              --

Ashley Dunster ................................................           --              --

Izzet Guney ...................................................           --              --

Andrey Kosogov ................................................           --              --

Stewart P. Reich ..............................................       56,746              (8)

Jeffrey A. Riddell ............................................          188              (8)

David J. Wisher ...............................................       14,509              (8)

All Directors and Executive Officers as a Group (10 persons) ..       91,116              (8)

----------
(1) Alfa Telecom Limited may acquire up to 2,000,000 shares of the Company's common stock from Global TeleSystems Europe Holdings B.V. in accordance with a Stock Option Agreement dated May 11, 2001 between Alfa Telecom Limited and Global TeleSystems Europe Holdings B.V. The number of shares listed in the table as beneficially owned by Alfa Telecom Limited does not include these option shares.
(2) Global TeleSystems Europe Holdings B.V. is a wholly owned subsidiary of Global TeleSystems Europe B.V. which is, in turn, a subsidiary of Global TeleSystems, Inc.
(3) Capital International Global Emerging Markets Private Equity Fund L.P. may acquire up to 90,909 shares of the Company's common stock from Global TeleSystems Europe Holdings B.V. in accordance with a Stock Option Agreement dated May 11, 2001 between Capital International Global Emerging Markets Private Equity Fund L.P. and Global TeleSystems Europe Holdings B.V. The number of shares listed in the table as beneficially owned by Capital International Global Emerging Markets Private Equity Fund L.P. does not include these option shares.
(4) First NIS Regional Fund SICAV and the Barings funds holding shares in the name of Cavendish Nominees Limited as nominee (see footnote 5 below) may acquire up to 181,818 shares of the Company's common stock from Global TeleSystems Europe Holdings B.V. in accordance with a Stock Option Agreement dated May 11, 2001 between First NIS Regional Fund SICAV, Cavendish Nominees Limited and Global TeleSystems Europe Holdings B.V. The number of shares listed in the table as beneficially owned by First NIS Regional Fund SICAV and funds holdings shares in the name of Cavendish Nominees Limited does not include these option shares.
(5) Shares beneficially owned by The Barings Vostok Private Equity Fund L.P. and The NIS Restructuring Facility are held in the name of Cavendish Nominees Limited, as nominee. Of the 1,205,299 shares held of record by Cavendish Nominees Limited, 857,778 shares are beneficially owned by The Barings Vostok Private Equity Fund L.P. and 347,521 shares are beneficially owned by The NIS Restructuring Facility.
(6) First NIS Regional Fund SICAV and the Barings funds holdings shares through Cavendish Nominees Limited may be deemed to be members of a group pursuant to Rule 13(d)(5) under the Securities Exchange Act of 1934, as amended. However, such persons disclaim group status.
(7) First NIS Regional Fund SICAV and the Barings funds holdings shares through Cavendish Nominees Limited are advised by Barings Vostok Capital Partners Limited, as investment adviser. Michael Calvey is the Managing Partner of Barings Vostok Capital Partners Limited. Mr. Calvey disclaims beneficial ownership of the shares held by First NIS Regional Fund SICAV and the Barings funds holdings shares through Cavendish Nominees Limited.
(8)   Less than 1%.

                               EXECUTIVE OFFICERS

      Stewart P. Reich. Mr. Reich's biography may be found under "Board of Directors".

      Stan M. Abbeloos. Mr. Abbeloos' biography may be found under "Board of Directors".

      Jeffrey A. Riddell joined GTI as General Counsel and Secretary in June 1999. Prior to that, Mr. Riddell was with GTS as Legal Director- GTS-CIS from August 1998 until June 1999, and Deputy Director of the Legal Department-GTS-CIS from July 1997 to August 1998. Prior to joining GTS, Mr. Riddell was in private practice from May 1996 until July 1997 with Salans, Hertzfeld & Heilbronn. Prior to that, he worked at the Pacific Law Center in Vladivostok and Khabarovsk from May 1994 until June 1996.

      David J. Wisher joined GTI as Chief Financial Officer in June 1999. Prior to that, Mr. Wisher was with GTS as Vice President-Finance- GTS-CIS from January 1997 through June 1999. From 1992 through 1996, Mr. Wisher was the Assistant Controller for Andrew Corporation, a telecommunications equipment manufacturer that has made extensive investments in Russia.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the compensation paid or awarded to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers serving the operations of Golden Telecom, Inc. in 1998, 1999, and 2000. The bonuses listed below for the year 2000 represent cash payments for the services rendered in the first three quarters of 1999 and the fourth quarter of 1998. Bonuses listed for 1999 represent cash payments for services rendered in 1998 and the first three quarters of 1999. Bonuses listed for 1998 represent cash payments for services rendered in 1997.

      The amounts listed in the column "Restricted Stock Awards" represent the value of the restricted stock granted to the listed employee on the date of the Company's initial public offering. These awards reflect an arrangement whereby the Company granted awards of restricted stock and options to acquire the Company's common stock to the named employees and the named employees surrendered unvested stock options previously granted to the employees by Global TeleSystems, Inc., the Company's sole shareholder prior to its initial public offering in September 1999. The column entitled "Number of Securities Underlying Options" in 1999 and 2000 refers to shares of the Company's common stock underlying stock options awarded to the listed employee under the 1999 GTI Equity Participation Plan. The column labeled "Number of Securities Underlying Options" for 1998 refers to shares of Global TeleSystems, Inc.'s common stock underlying stock options awarded to the listed employees under the GTS Stock Option Plan.

                                                                                                 Long-Term
                                                                                               Compensation
                                                         Annual Compensation                       Awards
                                               ---------------------------------------    -----------------------
                                                                                                       Number of
                                                                                                       Securities      All
                                                                              Other                      Under-       Other
                                                                             Annual       Restricted      Lying      Compen-
Name and                                                                  Compensation       Stock       Options/     sation
Principal Position                   Year        Salary        Bonus           (1)         Awards(2)       SAR          (3)
------------------                   ----      --------      --------     ------------    ----------   ----------    -------
Stewart P. Reich ................    2000      $283,750      $200,580      $       --      $     --       40,000      $4,250
  President and Chief                1999       268,750       213,006       1,208,500       680,952      500,000       4,000
  Executive Officer                  1998       243,750        98,300              --            --      300,000       4,000

Stan M. Abbeloos ................    2000       205,000        97,250              --            --       25,000          --
  Senior Vice President and          1999       182,000       102,450         699,440       236,076      300,000          --
  Chief Operating Officer            1998       173,837        66,700              --            --       60,000          --

David J. Wisher .................    2000       176,250        85,367              --            --       25,000       4,250
  Senior Vice President and          1999       158,500        55,658         283,400       174,108      300,000       4,000
  Chief Financial Officer            1998       152,999        35,000              --            --       60,000       4,000

Eric Franke .....................    2000       175,000        63,963              --            --           --          --
  Chief Operating Officer-           1999       163,334        36,299              --            --      150,000          --
  Mobile Services (4)                1998        38,751            --              --            --       48,000          --

Jeffrey A. Riddell ..............    2000       155,000        74,110              --            --       25,000       4,250
  Senior Vice President and          1999       135,000        56,749          18,443         2,256      300,000       4,000
  General Counsel                    1998       113,667        18,000          11,685            --       92,000       4,000

----------
(1) The amounts listed consist of stock option income from the exercise of shares granted to the employees under the Global TeleSystems, Inc. Stock Option Plan.

(2) The Company did not award any restricted stock in the year 2000 or 1998, thus the value of the aggregate restricted stock holdings of each listed employee for the year 2000 is the same as listed in 1999. The aggregate number of restricted stock held at the end of the year 2000 by Mr. Reich is 56,746. The aggregate number of restricted stock held at the end of the year 2000 by Mr. Abbeloos is 19,673. The aggregate number of restricted stock held at the end of the year 2000 by Mr. Wisher is 14,509. The aggregate number of restricted stock held at the end of the year 2000 by Mr. Riddell is 188. The restrictions applicable to the restricted stock lapse and ownership of the restricted stock vests with the listed employee on September 30, 2001. Dividends will not be paid on the restricted stock reported in this column.
(3) Amounts disclosed represent contributions by the Company under the GTS 401(k) Plan to each named executive's account, except Mr. Abbeloos and Mr. Franke who do not participate in the 401(k) Plan as they are not U.S. citizens. The amounts disclosed do not include relocation allowances consisting of tax equalization payments that reimburse U.S. citizens for the differential in taxes that these employees pay because of their residence in Russia, Ukraine and the other countries where we operate, housing reimbursements, overseas living and transportation allowances, tuition for dependent children, and life and travel insurance policies that are generally available to all salaried employees.
(4)   Mr. Franke commenced his employment with the Company in October 1998.

Option/SAR Grants in Last Fiscal Year

      The following table provides information on stock option grants of GTI common stock to the five most highly compensated officers in 2000 under the GTI Equity Plan. The exercise price for all of the GTI stock options awarded approximated the fair market value of GTI common stock on the date of grant. One-third of the options noted in the second column will vest on October 12, 2001. Thereafter, the options granted to each person will vest in equal monthly installments for a period of 24 months. The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 1.45 risk-free interest rate of 5.20% and expected life of 3 years.

                          Number of       % of Total
                          Securities        Options
                          Underlying       Granted to      Exercise or
                           Options       GTI Employees     Base Price    Expiration     Grant Date
Name                       Granted       in Fiscal Year    (Per Share)      Date           Value
----                      ----------     --------------    -----------   ----------     ----------
Stewart P. Reich .....      40,000            7.68%          $15.63      10/12/2010      $504,400

Stan M. Abbeloos .....      25,000            4.80%           15.63      10/12/2010       315,250

David J. Wisher ......      25,000            4.80%           15.63      10/12/2010       315,250

Eric Franke ..........          --              --               --              --            --

Jeffrey A. Riddell ...      25,000            4.80%           15.63      10/12/2010       315,250

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table provides information on the number and value of GTS and the Company's stock options exercised by the five most highly compensated officers during 2000, the number of options under the GTS Stock Option Plan and the 1999 GTI Equity Participation Plan held by such persons at December 31, 2000, and the value of all unexercised options held by such persons as of that date. Based on the closing price of $0.8125 for GTS on the New York Stock Exchange and the closing price of $5.1250 per share for the Company on the Nasdaq National Stock Market on December 31, 2000 none of the options listed were in-the-money as of that date.

                                                         Number of Securities
                                                        Underlying Unexercised         Value of Unexercised
                        Number of                             Options at               In-the-Money Options
                          Shares                           Fiscal Year-End              at Fiscal Year-End
                       Acquired on    Value          -----------------------------  --------------------------
Name                     Exercise    Realized        Exercisable     Unexercisable  Exercisable  Unexercisable
----                   -----------   --------        -----------     -------------  -----------  -------------
Stewart P. Reich            --          --             356,944          345,556          --           --
Stan M. Abbeloos            --          --             144,666          208,334          --           --
David J. Wisher             --          --             153,666          208,334          --           --
Eric Franke                 --          --              74,333           91,667          --           --
Jeffrey A. Riddell          --          --             140,666          208,334          --           --

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      Overview. The Compensation Committee of the Company was established in November 1999 and constituted in January 2000 when a sufficient number of independent directors were appointed to the Board of Directors so as to optimize the composition of the Compensation Committee. Prior to January 2000, the Company's board of directors, the sole shareholder, or a subcommittee of the board of directors of the sole stockholder, as appropriate, took decisions regarding compensation in the Company. The role of the Compensation Committee is to oversee and direct the development of executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses in order to maximize shareholder value. The Committee's specific responsibilities consist in determining the appropriate levels of compensation, including salaries, quarterly incentives, long-term incentives and employee benefits, for members of the Company's senior management, including executive officers. The Committee believes that a strong link should exist between executive compensation and management's ability to maximize shareholder value. The Committee seeks to realize this goal by developing incentive compensation programs that provide competitive compensation and reflect Company performance.

      Compensation Philosophy. The four fundamental principles to which the Committee adheres in discharging its responsibilities are as follows. First, most quarterly and long-term incentive compensation for the Company's executive officers should be at risk, with actual compensation levels correlating with the Company's performance in certain key areas determined by the Committee. Second, incentive compensation of the Company's executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation should be used to provide executive officers with clear and direct links to the shareholders' interests. Fourth, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the talented executives who are essential to the Company's continuing success in the difficult markets in which the Company operates and the executives reside. Total compensation, rather than distinct compensation elements, is the focus of the Company's goal to provide competitive compensation opportunities.

      Compensation Elements. The Company's compensation program for executives and senior management consists of four principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives and senior management in the markets where the Company operates. The four principal elements are described below and include base salaries, periodic performance incentives, long-term incentives and benefits.

      Base Salaries. Base salaries for executive officers and senior management are generally set at levels that reflect the competitive marketplace for companies that are of comparable size and complexity and that would be considered competitors of the Company in attracting and retaining qualified executives. The salaries of the executive officers are reviewed and approved by the Compensation Committee based on its assessments of each executive's experience and performance and a comparison of salaries of peers in other companies.

      Periodic Performance Incentives. Incentive awards have been made on a periodic basis to executive officers and senior management on the basis of Company, business unit and individual performance relative to budget in such areas as revenue, SG&A expenses, and EBITDA, which is a common performance measure in the telecommunications industry and means earnings before interest, tax, depreciation and amortization. The Company intends to continue providing incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executive officers. The Committee reviews and approves all performance measures and goals established under the annual and long-term incentive plans. The Committee also approves all incentive payments to executive officers.

      Long-Term Incentives. The Company relies on stock options as the principal means of providing long-term incentive compensation. Stock options have been, and will continue to be, granted to executive officers and senior management and key employees under the 1999 Equity Participation Plan. In considering the size and amount of option grants, the Committee considers, among other things, previous grants made to the executive officers, the amount of options currently available for issuance under the guidelines established in the 1999 Equity Participation Plan, and the desirability of retaining an executive officer for the vesting period of the stock option.

      Benefits. Benefits offered to executive officers serve a different purpose than do other elements of the total compensation program. In general, they provide for retirement income and act as a safety net against problems that can arise from illness, disability or death. Benefits offered to executive officers are basically those offered to other employees of the Company.

      Golden Telecom, Inc. 401(k) Plan. The Company's Board of Directors has approved a 401(k) retirement savings plan (the "401(k) Plan"), which is a defined contribution retirement benefit plan that GTI intends to have qualified for favorable tax treatment under Section 401 of the Internal Revenue Service Code. All employees of GTI, subject to certain regulatory qualifications, who are U.S. citizens and at least 21 years of age and have completed the minimum service requirement will be eligible to participate in GTI's 401(k) Plan. The 401(k) Plan participants will be able to defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions will also be permitted under the 401(k) Plan. GTI intends to match 50% of each participant's pre-tax contribution to the 401(k) Plan, up to 5% of the participant's total compensation. In addition, GTI may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant's account. The amounts deposited into each participant's account will be invested among various investment options according to the instructions of the participant. Each participant's pre-tax and after-tax contributions will be immediately vested and non-forfeitable. The Company's matching contribution and profit sharing allocations to each participant's account will not vest until the participant has completed three years of service either with GTI or with its predecessor in interest, GTS, at which time the matching contribution and profit sharing allocations become 100% vested.

      Evaluation Procedures. In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Committee, with the Chairman of the Board and Chief Executive Officer, reviews the performance of key executives including the executive officers, the respective areas of authority and responsibility of the various executive officers, and the contribution of each to the efforts of the Company in meeting its financial and strategic goals. The Committee has confirmed that the compensation paid in 2000 to the named executive officers is consistent with the Company's compensation philosophy and objectives.

      Compensation of the Chief Executive Officer. Prior to the Company's initial public offering in September 1999, decisions regarding the compensation of the President and Chief Executive Officer, Mr. Stewart Reich, were the responsibility of the sole stockholder and the compensation committee of the sole stockholder. Upon assuming his position as President and Chief Executive Officer of the Company, Mr. Reich continued his employment under the terms and conditions of the employment agreement that he entered into with the sole stockholder in April 1999. In January 2000, Mr. Reich entered into a direct employment agreement with Golden Telecom Group, Inc., the Company's wholly-owned subsidiary that functions as an employment vehicle for the Company's executive officer and senior management, all of whom are seconded to the Company's subsidiaries in the markets where the Company's subsidiaries operate, primarily Russia and Ukraine. Under that agreement, as amended in October 2000, Mr. Reich's annual base salary was set at $310,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 75% of his base salary. For the year 2000, Mr. Reich served as President and Chief Executive Officer of Golden Telecom, Inc. During 2000, Mr. Reich received $283,750 as his base salary and $200,580 in bonus payments. These bonus payments reflect the Company's performance in revenues, strategic development and execution, and EBITDA, which is a common performance measurement in the telecommunications industry and means earnings before interest, tax, depreciation, and amortization. In evaluating Mr. Reich's compensation, the committee and a compensation consultant compared the Company's compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the indices indicated in the Performance Graph. Based on this review, the Committee determined Mr. Reich's compensation to be appropriate. In the first quarter of 2001, the Committee adopted a revised senior executive bonus program for 2001 that increases the amount of bonus compensation at risk. Depending primarily upon objective criteria based on the Company's financial performance, the actual bonus that could be paid to Mr. Reich in 2001 may be between zero and 150% of his base salary. For the year 2001, the Company's Compensation Committee will make decisions regarding the compensation of Mr. Reich.

      Deductibility of Certain Executive Compensation. Beginning in 1994, the Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly-held company for compensation paid to each of its named executive officers in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." The Committee and the Company design short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Shareholder approval of incentive compensation plans and various provisions thereunder covering the executive officers has been sought and obtained and will be sought in the future to continue to qualify performance-based compensation for the exemption. Although it is the Company's intent to qualify compensation for the exemption from the deduction limitations, the Company's compensation practices have been, and will continue to be, designed to serve the best interests of the shareholders regardless of whether specific compensation qualifies for the exemption.

Submitted by the Compensation Committee of the Board of Directors:

Mr. Ashley Dunster (Chair)
Mr. Robert J. Amman
Mr. Izzet Guney

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

      Employment Agreement of the Chief Executive Officer. Mr. Reich serves as President and Chief Executive Officer of Golden Telecom, Inc. pursuant to an employment agreement dated January 12, 2000 entered into by Mr. Reich and Golden Telecom Group, Inc, a wholly-owned subsidiary of Golden Telecom, Inc. The agreement provides for Mr. Reich's employment to continue until terminated in accordance with the termination provisions as described below. Under the agreement Mr. Reich receives a base salary of $310,000 per annum. In addition the Company may pay bonuses throughout the year targeted, in the aggregate, to be approximately 75% of Mr. Reich's base salary. If Mr. Reich is terminated without cause he is entitled to an amount equal to his salary at its then current rate for a period of 6 months and any amount to be paid to him as a cash payout of salary due for the notice period if the employer elects to make a payment in lieu of continued payment throughout the notice period, and to the cost of continuing all medical, dental, 401(k) plans or retirement benefits for such periods.

      Mr. Reich's agreement contains provisions relating to the protection of the employer's confidential information, non-competition during the term of the agreement and for a six month period thereafter, non-solicitation of employer employees for twelve months following termination of employment, and compliance with the Foreign Corrupt Practices Act of 1977. Mr. Reich may be terminated for cause if he fails to follow an order of the Board, if he is engaged in fraud, embezzlement or any other similar illegal act in connection with his duties as an employee, upon conviction of a felony or crime involving moral turpitude which may cause substantial economic injury to the company, or upon the wilful or grossly negligent commission of any other act which may cause substantial economic injury to the Company. In addition Golden Telecom Group, Inc. may terminate Mr. Reich if he suffers total disability. Golden Telecom Group, Inc. may terminate Mr. Reich without cause by giving him ninety days prior written notice. Mr. Reich may terminate the agreement by giving Golden Telecom Group, Inc. ninety days prior written notice.

      Employment Agreements of Other Executive Officers. The employment contracts of the other executive officers contain substantially the same terms, other than compensation amounts, as that of Mr. Reich's agreement.

                                PERFORMANCE GRAPH

                 COMPARISON OF 15 MONTH CUMULATIVE TOTAL RETURN*
                           AMONG GOLDEN TELECOM, INC.,
                 THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX
                     AND THE NASDAQ TELECOMMUNICATIONS INDEX

 [The following table was depicted as a mountain graph in the printed material.]

                                        9/99      10/99      11/99      12/99        1/00       2/00       3/00        4/00
GOLDEN TELECOM, INC.                  100.00     106.57     132.85     373.72      224.82     490.51     531.39      357.66
NASDAQ STOCK MARKET (U.S. & FOREIGN)             108.18     121.71     148.60      143.77     171.92     167.18      140.70
NASDAQ TELECOMMUNICATIONS                        118.43     126.19     145.70      145.22     159.28     154.81      126.14
                                        5/00       6/00        7/00       8/00       9/00       10/00      11/00      12/00
GOLDEN TELECOM, INC.                  348.91     347.45      353.28     359.12     202.92      181.02     129.20      59.85
NASDAQ STOCK MARKET (U.S. & FOREIGN)  123.74     144.90      137.10     153.25     133.81      122.53      94.33      89.72
NASDAQ TELECOMMUNICATIONS             105.49     122.10      108.81     110.70      97.80       85.40      62.23      62.63

* $100 INVESTED ON 9/30/99 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In the past, companies affiliated with Alfa Telecom Limited have provided investment banking and corporate finance services to the Company. We expect that this relationship will continue. We have also entered into commercial arrangements in the ordinary course of business with affiliates of Alfa Telecom Limited. We believe that our arrangements with these affiliates have been conducted on commercially reasonable terms.

      Our relationship with GTS was governed by agreements that GTI entered into at the time of the completion of the Company's IPO. The principal terms of these agreements are summarized below. As indicated below, certain of those agreements were terminated in connection with the sale by GTS of most of its shares of Common Stock. The descriptions set forth below are summaries and are qualified in their entirety by reference to the relevant agreement. Complete forms of these agreements are filed as exhibits to the registration statement, dated September 30, 1999.

      Immediately before the IPO, GTS transferred to the Company all the properties that currently constitute GTI's business, including the shares of GTI's operating and holding companies that were currently owned, directly or indirectly, by GTS. Except as discussed in this document, because all GTI's agreements with third parties are made through these operating and holding companies, GTS did not transfer to the Company any additional rights or obligations that were made through companies retained by GTS.

      Administrative Services Agreement. GTI entered into an administrative services agreement with GTS. Pursuant to this agreement, GTS provided the Company with certain accounting, tax and financial management and budgeting services, legal and regulatory services and human resources services. Under the terms of the administrative services agreement, GTS provided these administrative services subject to the oversight, supervision and approval of GTI's executive officers. GTI paid GTS a fixed monthly fee each month for these services, which was intended to be comparable to the fees that GTI would pay if an independent third party provided the services. The administrative services agreement became effective upon the consummation of the IPO and has since been terminated.

      Employee Benefits Agreement. GTI entered into an employee benefits agreement with GTS at the time of the Company's IPO. Pursuant to this agreement, GTI's employees participated in the employee benefit plans (including all retirement plans and welfare benefit plans) which, immediately prior to the consummation of the IPO, covered these employees. During the term of the agreement, GTI paid GTS a management fee equal to 25% of the aggregate amount of all employees' base salaries, as in effect from time to time. This agreement was terminated effective May 11, 2001.

      Indemnification Agreement. GTI entered into an indemnification agreement with GTS. This agreement provides for a full and complete release and discharge between GTS and the Company as of the closing date of all liabilities existing or arising on or before the closing date of the IPO, except as expressly set forth in the indemnification agreement. Except as set forth in the indemnification agreement, GTS agreed to indemnify and hold harmless GTI and each of GTI's directors, officers, employees and agents against all liabilities relating to, arising out of or resulting from any material breach by GTS under any of the separation agreements.

      Except as set forth in the indemnification agreement, GTI agreed to indemnify and hold harmless each of GTS and its directors, officers, employees and agents from and against all liabilities relating to, arising out of or resulting from:

      o GTI's failure to pay, perform or otherwise promptly discharge any of GTI's liabilities arising out of GTI's business, operations or assets on or after the closing date of the IPO, whether or not expressly assumed by GTI;

      o any liabilities attributable to GTI in connection with any United States federal or state tax audit of GTS;

      o     any material breach by GTI of any of the separation agreements; and

      o any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the prospectus for the Company's IPO or necessary to make the statements in the prospectus for the Company's IPO not misleading, with respect to all information contained in the prospectus for the Company's IPO or the registration statement, as amended or supplemented, of which it forms a part.

      The indemnification agreement also provides that GTI will indemnify and hold harmless GTS for any liabilities incurred by GTS under any of its guarantees of GTI's obligations or liabilities and that GTI will pay GTS for its direct costs, if any, of maintaining such guarantees.

      Neither GTI nor GTS intends to make any representation or warranty to one another or to any other person or party as to:

      o the assets, businesses or liabilities transferred or assumed as part of the separation;

      o any consent or liability transferred or assumed as part of the separation of GTI and GTS;

      o     any consent or approval required in connection therewith;

      o the value or freedom from any security interests of any of the assets transferred;

      o the absence of any defense or freedom from counterclaim with respect to any claim or any part thereof; or

      o the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

      Except as expressly set forth in any separation agreements, all assets were transferred to GTI on an "as is, where is" basis, and GTI and GTS have agreed to bear the economic and legal risks that the conveyance is insufficient to vest in the transferee good and marketable title, free and clear of any encumbrances.

      Registration Rights Agreement. GTI entered into a registration rights agreement with GTS. This agreement provides that, on up to three occasions on GTS's written request, GTI will use its reasonable best efforts to register under the applicable federal and state securities laws the resale of any of GTS's shares of the Company's Common Stock. GTS also has the right to include its shares of the Company's Common Stock in future registrations initiated by GTI on its own behalf or on behalf of other shareholders. This right is subject to certain limitations as to whether and to what extent GTS may request registration. GTS will pay the out-of-pocket costs for registrations, which it initiates. GTI has agreed to pay all of GTI's out-of-pocket costs and expenses, other than underwriting discounts and commissions pertaining to shares resold by GTS, in connection with registrations in which GTS participates but does not initiate. In addition to the above rights, when GTS owns less than 25% of GTI's outstanding shares of capital stock, it may request that GTI register such remaining shares in a shelf registration statement, at GTS's expense. Subject to certain limitations, such registration rights may be assigned by GTS. The registration rights agreement contains customary indemnification and contribution provisions between GTI and GTS. GTS assigned its rights and obligations under this agreement to Alfa Telecom Limited on May 11, 2001. Notwithstanding this assignment, GTS and the Company have agreed that GTS may make a written request that the Company register all of GTS' remaining shares in a shelf registration with the U.S. Securities and Exchange Commission.

      Shareholders Agreement. GTI entered into a shareholders' agreement with GTS. This agreement provides GTS with pre-emptive rights for any subsequent equity that GTI issues. Specifically, among other things, GTI will grant to GTS the right to purchase any new equity securities that GTI issues so that GTS can maintain its percentage ownership in GTI immediately prior to the issuance of such new equity securities. These pre-emptive rights terminated on May 11, 2001. The shareholders' agreement also provides for certain corporate governance matters. The shareholders' agreement provides that certain "interested transactions" between GTI or its affiliates, on the one hand, and GTS or its affiliates, on the other hand, will require the approval of a majority of GTI's independent directors, unless the transaction has been described in a business plan or a budget that had already been separately approved by GTI's independent directors.

      Trademark Transfer Agreement. GTI entered into a trademark transfer agreement with GTS, pursuant to which GTS transferred all rights and interests in all trademarks used by GTI, including those trademarks used by, without limitation, Sovintel, Sovam Teleport, TeleRoss, TCM, Russia-On-Line, Golden Telecom, GlasNet and PrimTelefone. If GTS's ownership of GTI falls below 50% or a majority of GTI's Board of Directors is not appointed by GTS, then GTS will have the right to require GTI to cease using certain other trademarks and service marks that are GTS-specific. GTS and GTI amended this agreement effective May 11, 2001 to require GTI to cease using trademarks and service marks that are GTS-specific and to clarify the transfer from GTS to GTI of all non-GTS related trademarks used by GTI in the ordinary course of its business.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company's directors, executive officers, and anyone holding more than 10% of the Company's common stock to report their initial ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq National Market. The Company is required to disclose in this proxy statement whether any reporting person did not file these reports when due. Based on its review of the copies of Section 16(a) reports received by it or written representations from certain reporting persons that no reports on Form 5 were required, except as described below, the Company believes that all reporting persons of the Company satisfied these filing requirements except as follows: the initial Form 3 for Mr. Guney was filed two days late. Mr. Thompson failed to file his Form 4 upon leaving the Board of Directors, however, this event was timely reported on Form 5. With respect to Mr. Amman, his initial Form 3 was filed late. Form 4 for Mr. Knaster's sale of Company stock was filed late. Forms 4 for Messrs. Reich, Abbeloos, Wisher and Riddell in regard to grant of stock options were not filed timely. These transactions were subsequently filed late on Form 5.

            OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

      The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                      COST AND METHOD OF PROXY SOLICITATION

      Proxies will be solicited by mail. The expenses of such solicitation will be paid by the Company. The cost of such solicitation will be nominal, but GTI may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition, Georgeson Shareholder Communication, Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $8,000 for its services. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

    DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

      Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 2002 annual meeting of stockholders, must be received at the Company's principal executive offices no later than January 10, 2002.

                         ANNUAL REPORT AND OTHER MATTERS

      The Company's 2000 Annual Report including financial statements was mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose relating to the meeting between 9:00 a.m. and 5:00 p.m. at the executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 12 Trubnaya Street, 8th Floor, Moscow 103045, Russia.

      A copy of the Annual Report to Shareholders of Golden Telecom, Inc., which includes financial statements, is included with this Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon written request directed to Shareholder Relations, Representative Offices of Golden TeleServices, Inc., 12 Trubnaya Street, 8th Floor, Moscow 103045, Russia, Fax Number 7-095-797-9306.

Exhibit A

                         Charter of the Audit Committee
                of the Board of Directors of Golden Telecom, Inc.

                                MISSION STATEMENT

      The Audit Committee (the "Committee") is a committee of the Board of Directors of Golden Telecom, Inc. ("GTI" or the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing
(i) proposed financial plans; (ii) the financial information provided to shareholders and others; (iii) systems of internal controls that management and the Board of Directors have established; and (iv) the audit process, including both internal and external audits. The Audit Committee interacts with the independent auditor to ensure the independent auditor's ultimate accountability to the Board and the Committee, as representatives of the shareholders and to exercise, as appropriate, the authority and responsibility of the Board and the Committee to select, evaluate, and where appropriate, replace the independent auditor or to nominate an independent auditor for shareholder approval in any proxy statement.

                                     MEMBERS

      The Committee will be composed of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board. Each member shall be:

      1.    Independent of management; and

      2. Financially literate and capable of understanding fundamental financial statements; and

      3. In the opinion of the Board of Directors and as defined by NASD and SEC rules and regulations, free from any relationship that would interfere with the exercise of independent judgment.

      Notwithstanding the forgoing, under exceptional and limited circumstances, the Company may appoint one director to the Committee who is not independent to sit in the place of an independent director, if the Board determines that the membership of that director on the Committee is in the best interests of the Company and its shareholders. In the event that the Board appoints such a non-independent director to the Committee, the Board shall disclose in its subsequent annual proxy statement the nature of that Director's relationship to the Company and its reasons for appointing that Director to the Committee.

      Audit Committee members will be appointed by the Board of Directors at the recommendation of the Chairman of the Board or the Executive Committee. At least one member of the Committee shall have past employment experience in finance or accounting, or any comparable experience or background which results in that member having financial sophistication. One of the members will be designated by the Committee as its Chairman. The Chairman will preside over the Committee meetings and report Committee actions to the Board of Directors.

                                    MEETINGS

      The Committee will meet on a regular basis at least four times annually and will call special meetings as circumstances require. It will meet privately with the Company's Compliance Officer, the Chief Financial Officer, and the Company's independent public accountant in separate executive sessions to discuss any matters that the Committee, Compliance Officer, the Chief Financial Officer or the independent auditor believe should be discussed privately. The Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary. A quorum for the transaction of business at meetings of the Audit Committee shall consist of at least two members of the Committee.

                                RESPONSIBILITIES

      The Committee shall:

      1. Provide an open avenue of communication between the independent auditor and the Board of Directors.

      2. Recommend to the Board of Directors on an annual basis the independent auditor to be approved by the shareholders; approve the compensation of the independent auditor; and review and approve the discharge of the independent auditor.

      3. Review and concur in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

      4. Confirm and take any necessary action to assure the independence of the internal auditors and the independent auditor, including a review of management consulting services and related fees provided by the independent auditor.

      5. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships and services that may impact the objectivity and the independence of the independent auditor.

      6. Ensure the receipt by the Committee from the independent auditor of a formal written statement delineating the all relationships between the auditor and the Company, consistent with ISBS No.1.

      7. Inquire of management, the Chief Financial Officer, the Compliance Officer, the General Counsel and the independent auditor about significant risks or exposures to the Company and assess the steps management has taken to minimize such risk to the Company.

      8. Consider and approve the annual plan of the internal auditing function, and the independent auditor's proposed audit plan, including coordination with the internal audit plan.

      9. Consider and concur in any special audit of systems or procedures suggested by the Compliance Officer, the Chief Financial Officer, the General Counsel or the independent auditors.

      10. Review with the Chief Financial Officer and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

      11. Consider with management and the independent auditor the rationale for employing audit or compliance audit firms other than the principal independent auditor.

      12. Consider and review with the independent auditor, Chief Financial Officer and General Counsel and as appropriate:

            a. The adequacy of the Company's internal controls, including computerized information system controls and security and training programs; and

            b. Any related significant issues identified by the independent auditor and internal auditing, together with management's responses thereto.

      13. Review with management and the independent auditor at the completion of the annual audit:

            a. The Company's annual financial statements and related footnotes;

            b. The independent auditor's audit of the financial statements and the report thereon;

            c. Any significant changes required in the independent auditor's audit plan and scope;

            d. Any serious difficulties or disputes with management encountered during the course of the audit; and

            e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

      14.   Consider and review with management and the Chief Financial Officer:

            a. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

            b.    Any significant changes required in their audit plan;

            c. The Internal Auditing Department staffing and staff qualifications; and

            d.    The Internal Auditing Department charter.

      15. Review with the Compliance Officer and General Counsel the results of the management questionnaires regarding compliance issues.

      16. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators.

      17. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

      18. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and retain independent counsel, accountants or others, when needed, to assist it in the course of any investigation.

      19. Review and recommend to the Board of Directors the annual corporate budget and corporate budget and capital or other significant expenditure requests.

      20. Assume such other duties and considerations as may be delegated to the Committee by the Board of Directors, or required of the Committee upon the request of the Board of Directors from time to time pursuant to a duly adopted resolution of the Board of Directors.

In fulfilling these responsibilities, the Committee shall have full authority to investigate any aspect of the Company's affairs, at its discretion. The Committee shall have full and unrestricted access to all of the Company's records and personnel.

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                                  COMMON STOCK
                              GOLDEN TELECOM, INC.
               Representative Offices of Golden TeleServices, Inc.
              12 Trubnaya Street, 8th Floor, Moscow 103045, Russia

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby nominates and appoints David Wisher and Jeff Riddell as proxies with full power of substitution to each, and hereby authorizes them to represent and to vote, as designated hereon, all shares of Common Stock of GOLDEN TELECOM, INC. (the "Company") which the undersigned is entitled to vote on all matters that come before the Annual Meeting of Stockholders to be held on June 26, 2001, and any adjournments thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR (I) THE ELECTION OF THE NOMINATED DIRECTORS, (II) RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2001 AND (III) APPROVAL OF THE AMENDMENT TO THE COMPANY'S EQUITY PARTICIPATION PLAN.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             Please mark
                                                            your votes as   |X|
                                                            indicated in
                                                            this example

1.    Election of Directors

             FOR all nominees                         WITHHOLD
            listed to the right                       AUTHORITY
             (except as marked                to vote for all nominees
             to the contrary)                    listed to the right

                   |_|                                   |_|

Nominees: Stan Abbeloos, Tigran Agadzhanov, Robert J. Amman, Petr Aven, Michael Calvey, Ashley Dunster, Izzet Guney, Andrey Kosogov, Stewart P. Reich.

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

                 FOR             AGAINST                 ABSTAIN
                 |_|               |_|                     |_|

3.    APPROVAL OF THE AMENDMENT TO THE COMPANY'S EQUITY PARTICIPATION PLAN

                 FOR             AGAINST                 ABSTAIN
                 |_|               |_|                     |_|

CHECK HERE IF YOU PLAN TO ATTEND THE STOCKHOLDERS MEETING ON JUNE 26, 2001 |_|

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized person. If a partnership, please sign in full partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS, RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2001 AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S EQUITY PARTICIPATION PLAN.

Signature__________________________Signature________________________Date________
--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                            [LOGO] Golden Telecom(TM)

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 26, 2001

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